Exhibit 99.1

Contacts:

Myesha Edwards, InterMune, Inc., 415-466-2242, ir@intermune.com

Ian McConnell, WeissCom Partners, Inc. 415-362-5018, ian@weisscom.net

InterMune Updates Timing of Oritavancin NDA Submission

BRISBANE, Calif., November 21, 2003 — InterMune, Inc. (Nasdaq: ITMN) announced today that the New Drug Application (NDA) for oritavancin will be delayed.  InterMune had previously projected submitting an NDA in the first half of 2004 and now believes that the NDA cannot be submitted before the end of 2004.

“Although oritavancin is not part of our core focus in pulmonology and hepatology, we are disappointed with the delay in the submission of the NDA,” said Dan Welch, InterMune’s CEO and President.  “Despite this delay, our corporate goal of profitability in a reporting period in 2005 remains unchanged.”

Eli Lilly and Company manufactured the oritavancin that was used in two successful Phase III trials.  InterMune has been transferring manufacturing to a contract manufacturer and has not yet demonstrated a safety profile comparable to that demonstrated by Lilly’s oritavancin product.  In two small clinical pharmacology studies, InterMune observed adverse events, primarily phlebitis and rash, which were inconsistent with the safety profile observed in prior trials of oritavancin, including the two Phase III studies.  Since the cause of the inconsistency is unknown, on November 20, 2003, the FDA requested an additional clinical safety study, using oritavancin from the new contract manufacturer, be completed prior to the submission of the NDA.

“Oritavancin has demonstrated safety and efficacy in more than a thousand patients, including patients in two successful Phase III clinical trials.  We are committed to working with the FDA to address the issue of a comparable safety profile,” said James E. Pennington, M.D., Executive Vice President of Medical and Scientific Affairs at InterMune.

About Oritavancin

Oritavancin is a second-generation glycopeptide antibiotic that has demonstrated rapid bactericidal activity against a broad spectrum of gram-positive bacteria, including those resistant to vancomycin.  Oritavancin has demonstrated safety and efficacy in the treatment of gram-positive infections in two Phase III clinical trials.

Oritavancin has not yet been approved by the FDA.  In a pivotal double blind phase III clinical trial oritavancin achieved its primary efficacy endpoint and demonstrated that oritavancin was as effective as the comparator regimen of vancomycin followed by cephalexin. Moreover, oritavancin achieved this efficacy endpoint despite being administered for only half the number of days and with a significantly lower frequency of adverse events than the comparator regimen. The secondary endpoint of bacteriological eradication was also met. In these clinical trials, oritavancin was well tolerated.  The most commonly observed side effects in these clinical trials were headache, nausea, vomiting, constipation, and dizziness, which occurred at similar rates in the two treatment arms.

About InterMune

InterMune is a biopharmaceutical company focused on the applied research, development and commercialization of life-saving therapies for pulmonary and hepatic diseases. For additional information about InterMune, please visit www.intermune.com.

# # #